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



MEMORANDUM                                                        CH2M HILL
__________________________________________________________________________
Announcement of Slate of Directors for 2001

TO:     Employees and Shareholders of CH2M HILL Companies, Ltd.

DATE:   January 8, 2001


This announcement, provided as required by CH2M HILL's Bylaws, is not intended to solicit votes for Board of Directors members. In April 2001, all shareholders will receive a formal proxy statement containing important information about the Board of Directors election and other issues to be considered at the annual shareholders meeting, currently scheduled for May 8, 2001. Please read that proxy statement carefully for additional information on topics covered by this announcement (the proxy statement will also be available at no cost on the Securities and Exchange Commission's (SEC) web site at www.sec.gov). Current share ownership of our Directors and proposed Director-nominees is available upon request from Liz McAdams/COR, Assistant Secretary.


As employee-owners of CH2M HILL, one of your important responsibilities is the selection of our Board of Directors. To assist you in understanding and fulfilling this responsibility, the four purposes of this announcement are to:

* Announce the slate of candidates proposed by the Nominating Committee of the Board, consistent with the process, criteria, and strategic issues outlined in Ralph Peterson's December 5, 2000, memorandum.
* Outline the experience and credentials of the nominees in order to provide you with background information about the candidates.
* Outline the next steps for electing Board members so you can actively participate in the election process.
* Explain your opportunity to nominate other candidates by means of a petition process.

Board Nominating Committee

Under our Bylaws, the Nominating Committee is comprised of the President, two Directors, and two stockholder representatives who are not Directors. This year, the Committee included Mike Kennedy and Jill Sideman (Directors), Pat Klampe and Cliff Thompson (stockholder representatives) and Ralph Peterson (President).

The Nominating Committee met on December 20, 2000, to consider all of the candidates and the input received from our employees. The Committee carefully reviewed all your responses in determining who could best fulfill the outlined criteria for Board membership. In considering potential candidates, the Nominating Committee was cognizant of the three employee Directors whose terms are expiring (Jim Ferris, Mike Kennedy and Michael Marcussen).

Candidates and Credentials

As a result of these deliberations, the Nominating Committee intends to propose the following employee candidates for shareholder consideration at the annual shareholders meeting scheduled for May 8, 2001:

*  Ken Durant
*  Don Evans
*  Steve Guttenplan

If the candidates are elected at the annual shareholders meeting, the resulting Board will consist of the following inside Directors and their terms of office:

                       Director             Term Expiration
                      _______________       ________________
                       Jill Sideman           2002
                       Phil Hall              2002
                       Bud Ahearn             2002
                       Bob Card               2003
                       Sue King               2003
                       Ralph Peterson         2003
                       Ken Durant             2004
                       Don Evans              2004
                       Steve Guttenplan       2004

Brief personal background descriptions for Ken Durant, Don Evans and Steve Guttenplan, and comments on why the Nominating Committee intends to propose them for Board membership, follow.

Ken Durant

Ken is an experienced Director, having served on the Board from 1981-83, 1994-96 and 1997-99. Ken was the "architect" of the Industrial Design Corporation, which was formed in 1984 and has operated profitably every year since its formation. IDC has been exceptionally successful under Ken's leadership in penetrating the global microelectronics market, providing an integrated suite of services, including design/build construction. Under our global business structure, Ken is President of the Industrial Business Group and is leading IDC into new markets in addition to microelectronics, including food processing, pharmaceuticals and industrial operations.

The Nominating Committee believes that Ken's deep understanding of design/build activities, what it takes to succeed in the private sector and his innate business acumen have made him an exceptionally strong Director. We recommend that Ken serve another term as Director.

Don Evans

Don previously served on the Board from 1990-95 and 1997-99. Don has a Masters Degree in Civil Engineering from Stanford and a Masters Degree in Business Administration from the Stanford Business School. Don serves as President of both the Water Business Group (WBG) and the Operations and Maintenance Business Group (O&MBG). Don's 25+ years with the firm began in the San Francisco Regional Office, first as a project manager on wastewater jobs around the San Francisco Bay area, later becoming the San Francisco Regional Manager.

In 1986 he moved to OMI, becoming President, and has been key in growing that company to $165 million per year in revenue and $1 billion in backlog. In 1990, Don started the "Obsessed with Quality" campaign at OMI. Quality has been the cornerstone of OMI's strategic plan for the last ten years, and has led to OMI winning the 2000 Malcolm Baldrige National Quality Award.

The Nominating Committee recognized Don's leadership in both our WBG and O&MBG, including both design/build and significant International experiences, and noted that he is a key contributor in many of the leading-edge strategic issues the Board faces. We believe that Don's broad experiences at CH2M HILL and OMI, and his outstanding record using quality to run a business, put him in a unique position to contribute as a Board member. We recommend that Don serve another term as Director.

Steve Guttenplan

Steve would be a first time member of the Board. Steve has Civil Engineering Degrees from Rutgers University and New York University. Steve started with the firm 23 years ago in our Reston Office as a Project Manager in the Water Group. In the early 1980s, as our Environmental Business began to grow rapidly, Steve led the development and delivery of this business in the Northeast. Before the firm's reengineering in 1993, Steve served briefly as the firmwide Discipline Director for our Environmental (30s) Discipline.

Since 1987, Steve has served as Regional Manager in I&E's North Atlantic Region, the Rocky Mountain Region, and currently in the Northeast Region. Steve's focus on growing our business and serving our clients has resulted in CH2M HILL becoming a more dominant and profitable player in several strategically important geographic markets.

In addition, Steve has made significant contributions to the growth of our sister companies by helping IDC acquire major R&D facility design work with Bellcore in the mid-1980s, and helping OMI move into the Northeast in Hoboken, NJ. Steve is currently Chair of I&E's Project Delivery Leadership Team, which is hard at work developing tools and processes to better allow our Project Managers to serve their clients. Steve currently serves as CSM and Executive Sponsor for several major public and private clients in the Northeast.

The Nominating Committee recognized the experience gained by Steve's previous service as a non-Director member of the Nominating and Ownership & Incentive Compensation Committees of the Board, and his current service on the Audit & Finance Committee. We also believe that Steve's broad knowledge of all our businesses; his deep understanding of our people and their needs and our
clients and their needs will serve the Board well.   We recommend that Steve
serve his first term as Director.


Next Steps in the Nominating Process

As provided by CH2M HILL's Bylaws, after the issuance of this notice 30 days are allowed for the nomination of additional employee Director candidates by petitions signed by stockholders representing at least ten percent of the common stock outstanding. The petitions for additions to the Nominating Committee slate must be submitted to the Assistant Secretary of the corporation (Liz McAdams/COR) on or before the expiration of the 30-day period (February 7, 2001). Since CH2M HILL is registered with the SEC, the petition nomination process is subject to SEC proxy rules, which you should follow if you decide to submit additional nominations through petition.


                                    *  *  *

In closing, we want to reemphasize the importance of your comments to the Nominating Committee on the Board of Directors candidates. Although the nominations are made annually, the process of selecting nominees is really ongoing and continuous. The input from this year's selection process becomes the starting point for next year's nominating process. Your comments on candidates and issues are highly valued, earnestly sought and sincerely appreciated.

Thank you for your participation in this process.



This announcement, provided as required by CH2M HILL's Bylaws, is not intended to solicit votes for Board of Directors members. In April 2001, all shareholders will receive a formal proxy statement containing important information about the Board of Directors election and other issues to be considered at the annual shareholders meeting, currently scheduled for May 8, 2001. Please read that proxy statement carefully for additional information on topics covered by this announcement (the proxy statement will also be available at no cost on the Securities and Exchange Commission's (SEC) web site at www.sec.gov). Current share ownership of our Directors and proposed Director-nominees is available upon request from Liz McAdams/COR, Assistant Secretary.